Exhibit 99.1

Contact:                 John Beisler
Vice President – Investor Relations
CKE Restaurants, Inc.
805-745-7750

CKE RESTAURANTS, INC. REPORTS SIXTH CONSECUTIVE YEAR OF POSITIVE BLENDED SAME-STORE SALES

Carl’s Jr. and Hardee’s Company-operated Blended Average Unit Volume Increases $70,000 over Prior Year and Each Brand Sets All-Time High Year End Average Unit Volumes

CARPINTERIA, Calif. – Feb. 4, 2009 – CKE Restaurants, Inc. (NYSE: CKR) announced today blended same-store sales for fiscal year ended Jan. 26, 2009, for its Carl’s Jr.® and Hardee’s® brands increased 1.7 percent, its sixth consecutive year of positive blended same-store sales.

Brand	Fiscal Year
	FY 2009	FY 2008
Carl’s Jr.	+2.1%	+0.9%
Hardee’s	+1.2%	+2.0%
Blended	+1.7%	+1.5%

“Our brands continue to appeal to our existing consumer base as well as new consumers who have traded down from casual dining chains,” said Chief Executive Officer Andrew F. Puzder. “Even in today’s challenging economic environment, consumers realize the value of our premium quality menu offerings.”

“Full-year blended same-store sales increased 1.7 percent on top of last year’s 1.5 percent increase, for a two-year cumulative same-store sales increase of 3.2 percent. For the full fiscal year, Carl’s Jr. recorded a same-store sales increase of 2.1 percent on top of last year’s 0.9 percent increase. This represents the brand’s ninth consecutive year of positive same-store sales. Hardee’s achieved a same-store sales increase of 1.2 percent over a 2.0 percent same-store sales increase in the prior year. This represents the chain’s third consecutive year of positive same-store sales and fifth annual positive same-store sales increase over the past six years.”

“At the end of fiscal 2009, our blended average unit volume was $1,232,000, a $70,000 increase over fiscal 2008. Average unit volume at Carl’s Jr. was $1,528,000, a $35,000 per unit increase since the end of fiscal 2008,” added Puzder.  “Hardee’s average unit volume at the end of fiscal 2009 was $993,000, a $39,000 per unit increase over the end of fiscal 2008 and the highest average unit volume since we acquired the brand more than a decade ago.”

Period 13 and Fourth Quarter Blended Same-Store Sales Increase

Brand	Period 13		Fourth Quarter
	FY 2009	FY 2008	FY 2009	FY 2008
Carl’s Jr.	-0.2%	-1.3%	-0.6%	+1.4%
Hardee’s	+0.7%	-1.8%	+1.5%	+0.4%
Blended	+0.1%	-1.5%	+0.3%	+0.9%

 “Fourth quarter blended same-store sales increased 0.3 percent, our thirteenth consecutive quarter of positive blended same-store sales. Hardee’s fourth quarter same-store sales increased 1.5 percent on top of a 0.4 percent increase in the prior year quarter. During the quarter, Hardee’s featured its 100 percent Black Angus beef Little Thickburgers®, a quarter-pound sized version of our standard one-third pound Thickburger®. Same-store sales at Carl’s Jr. decreased 0.6 percent for the fourth quarter versus a 1.4 percent increase in the prior year quarter. We believe cooler, wetter weather in our core southern California market impacted Carl’s Jr.’s sales.  In addition, a decline in consumer spending combined with our competitors’ deep discounting strategies has impacted sales at both brands.  We have declined to engage in such deep discounting to maintain our premium quality food positioning and our profitability.”

“While we are also focused on driving same-store sales, our strategy involves distinguishing our brands as serving premium quality products for a reasonable price with great service in a clean and comfortable restaurant supported by cutting edge advertising.  While we do have value products on our menus, our focus on premium products has resulted in a decline in ‘value’ consumers as virtually all of our competitors simultaneously pursue their business.  We believe competing with virtually every other fast food brand for these least loyal and least profitable of consumers would be counterproductive on both a short-term and a long-term basis.”

“Period 13 blended same-store sales increased 0.1 percent, versus a 1.5 percent decrease in the prior year period. Same-store sales at Carl’s Jr. decreased 0.2 percent versus a 1.3 percent decrease in the prior year period. During the period, Carl’s Jr. promoted the Charbroiled Steak Sandwich and Big Country Breakfast Burrito. Hardee’s same-store sales increased 0.7 percent versus a 1.8 percent decrease in the prior year period. Hardee’s introduced the Chicken Parmesan sandwich on Jan. 19 and continued to feature the Ham & Three Cheese Breakfast Burrito™ and Country Potatoes during the breakfast daypart.”

For the fourth quarter, consolidated revenue from company-operated restaurants (exclusive of all franchise-related revenue and royalties) was approximately as follows:

Carl’s Jr.	$142.4 million
Hardee’s	$108.0 million
Total	$250.4 million

Fourth Quarter Cost Trends

“Similar to last quarter, we are providing some general insight with respect to certain of our operating expenses for the fourth quarter. Investors should be aware we have yet to complete our review of the cost components for the full quarter, and that there may be other material trends or items which could adversely or positively impact operating expenses or our business in general.”

“On a consolidated basis, we anticipate that our restaurant operating costs for the fourth quarter of fiscal 2009 will increase 10 to 45 basis points as compared to the fourth quarter of fiscal 2008.”

"We anticipate food and packaging costs as a percentage of company-operated restaurants revenue to be five to 15 basis points below our reported results for the fourth quarter of fiscal 2008. In the prior year fourth quarter, food and packaging costs on a consolidated basis were 29.5 percent of company-operated restaurants revenue.”

“We expect payroll and employee benefits costs as a percent of company-operated restaurants revenue to be 20 to 35 basis points below our reported results for the fourth quarter of fiscal 2008. In the prior year fourth quarter, payroll and employee benefit costs on a consolidated basis were 29.5 percent of company-operated restaurants revenue.”

“We anticipate consolidated occupancy and other costs as a percent of company-operated restaurants revenue for the fourth quarter will be approximately 60 to 70 basis points higher than the results reported in the fourth quarter of fiscal 2008 principally because of an increase in depreciation expense related to our remodel program and new units. In the prior year fourth quarter, occupancy and other costs on a consolidated basis were 23.0 percent of company-operated restaurants revenue.”

“We expect interest expense for the fourth quarter to be approximately $14.0 million to $14.1 million. This figure includes interest paid on our term loan and revolving credit facility as well as a $9.9 million expense to mark-to-market our interest rate swap agreements.”

 “We will report same-store sales results for period one of fiscal 2010, ending Feb. 23, 2009, on or about Mar. 4, 2009.”

As of the end of its fiscal 2009 third quarter ended Nov. 3, 2008, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,110 franchised, licensed or company-operated restaurants in 42 states and in 14 countries, including 1,185 Carl's Jr. restaurants and 1,912 Hardee's restaurants.

SAFE HARBOR DISCLOSURE

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management's current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control and which may cause results to differ materially from expectations. Factors that could cause the Company's results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers' concerns or adverse publicity regarding the Company's products, the effectiveness of operating initiatives and advertising and promotional efforts (particularly at the Hardee's brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers' compensation and general liability premiums and claims experience, changes in the Company's suppliers' ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company's franchisees, franchisees' willingness to participate in the Company’s strategies, the availability of financing for the Company and its franchisees, unfavorable outcomes in litigation, changes in accounting policies and practices, effectiveness of internal controls over financial reporting, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designated for development, and other factors as discussed in the Company's filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.
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